Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) is made as of April 17, 2008 (the “Effective Date”), and amends and restates in its entirety the Executive Employment Agreement dated October 20,2005 (the “Original Date”), between Staktek Holdings, Inc., which name was subsequently changed to Entorian Technologies Inc., a Delaware corporation (the “Company”), and Wayne R. Lieberman (“Executive”).

WHEREAS, the Company desires to continue to retain the services of Executive as Chief Executive Officer;

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Employment. Effective on the Effective Date and subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as its Chief Executive Officer, and Executive agrees to perform the duties associated with that position diligently and to the reasonable satisfaction of the Company’s Board of Directors. From the Effective Date until termination of this Agreement, Executive will devote Executive’s full business time, attention and energies to the business of the Company. Executive will report to the Board of Directors of the Company, and will comply with the reasonable directives, policies, and guidelines established by the Company’s Board of Directors from time to time.

2. Term and Termination.

(a) Term. Executive will be employed under this Agreement for an initial term of three (3) years (the “Initial Term”), beginning on the Effective Date. This Agreement shall renew for successive one (1) year periods after the completion of the Initial Term unless either party gives written notice of termination at least forty-five (45) days prior to the expiration of the Initial Term, or any renewal term. As set forth in Section 3(d), upon termination by the Company without Cause, Executive shall be entitled to Severance Benefits. In the event the Initial Term or any subsequent renewal term expires and the Agreement is no longer in effect, the only provision that shall survive is Section 8 and Section 3 to the extent that there are any amounts payable to Executive.

(b) Termination. Notwithstanding the foregoing, either party may terminate this Agreement at any time, with or without Cause (defined below), by giving written notice of termination to the other party. Upon termination, neither party will have any continuing obligation to the other party, except that the provisions of Sections 3(c), 3(d), 5, 7 and 8 and, to the extent not theretofore paid or provided in respect of services rendered prior to the date of termination, the provisions of Section 4, will survive any termination of this Agreement and will remain in effect in accordance with their terms.

(c) Cause. For purposes of this Agreement, a termination of employment is for “Cause” if the termination occurs because of Executive’s: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes, or could reasonably be expected to cause, material harm to the Company; however, Company confidential information or trade secrets does not include any information that has become publicly known and made generally available through no wrongful act of Executive, or information already known to Executive prior to entering into this Agreement. Further, disclosure of confidential information or trade secrets made in the ordinary course of the Company’s business under a non-disclosure agreement and in the best interest of the Company shall not be deemed an unauthorized use or disclosure; (ii) conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving moral turpitude; (iii) willful misfeasance or gross misconduct in the performance of Executive’s duties; (iv) substance abuse that in any manner materially interferes with the performance of Executive’s duties; (v) chronic absence from work for reasons other than illness; or (vi) failure to perform Executive’s assigned duties, after receiving written notice from the Company, which shall be based on reasonable grounds relating to failure to perform, and an opportunity of at least thirty (30) days or whatever additional time may be reasonably necessary, not to exceed ninety (90) days, to correct any such failure and/or dispute the original notice. Although the foregoing are an exclusive list of the grounds for terminating Executive’s employment for “Cause,” it is expressly understood that the Company, or any acquirer or successor of the Company, may terminate Executive’s at-will employment for reasons that do not constitute “Cause.” A termination without “Cause” includes not only involuntary terminations by the Company, but also voluntary terminations by Executive resulting from either: (a) a material reduction in employment duties, compensation or benefits; or (b) a change in location of employment outside of a fifty (50)-mile radius of the Company’s current principal office, without Executive’s consent; provided, however, that a termination in connection with the events described above shall only constitute a termination of Executive’s employment by the Company without Cause only if (A) the Executive provides written notice to the Company of the event within ninety (90) days of the occurrence of such event, (B) the Company fails to cure the condition caused by such event within thirty (30) days after receipt from Executive of written notice of the event, and (C) the Executive provides written notice of his intent to terminate employment within thirty (30) days following the Company’s failure to cure.

3. Compensation.

(a) During the term of Executive’s employment, the Company will pay Executive a base salary at the rate of $29,166.66 per month ($350,000 annualized) (the “Base Salary”), payable in accordance with the standard payroll practices of the Company in effect from time to time. All of Executive’s compensation under this Agreement will be subject to deduction and withholding authorized by Executive or required by applicable law. Salary adjustments will be determined by the Board of Directors, in its sole and absolute discretion, on at least an annual basis; however, under no circumstances may Executive’s salary be reduced below the Base Salary without his consent.

(b) Executive is eligible to participate in the Company’s Bonus Incentive Plan on substantially the same terms as other executives of the Company. Executive’s maximum potential payout under the program is 120% of Executive’s annual base salary.

(c) Executive is eligible to participate in the Company’s 401(k) Profit Sharing Plan (as may be amended by the Company from time to time) on substantially the same terms as other Vice Presidents of the Company.

(d) Executive has been granted (i) an option to purchase up to Five Hundred Seven Thousand Five Hundred Seven (507,507) shares of the Company’s common stock at an exercise price equal to $2.70 per share and (ii) an option to purchase an additional Five Hundred Thousand (500,000) shares of the Company’s common stock at an exercise price equal to $2.70 per share, (iii) an option to purchase 80,000 shares of the Company’s common stock at an exercise price equal to $2.73 per share, and the Board of Directors has agreed to grant to Executive an option to purchase 300,000 shares of the Company’s common stock to be granted as soon as practicable and permissible following April 17, 2008 at an exercise price equal to the closing price of the Company’s common stock on the grant date (all grants once made, collectively the “Option Shares”). Consistent with the terms of the Company’s 2003 Stock Option Plan, 25% of the Option Shares vest on the first anniversary of the Original Date of this Agreement, with the remaining Shares vesting in equal monthly installments over the following thirty-six (36) months of Executive’s employment with the Company. Except as otherwise provided in this Agreement, vesting of Option Shares shall cease upon the termination of Executive’s employment with the Company. The Option Shares will be structured as incentive stock options to the extent permitted by IRS regulations. Upon a “Change in Control” (as defined in the 2003 Option Plan), the Option Shares will vest in full.

(e) In the event of a termination without Cause, the Company agrees: (A) to continue to pay Executive an amount equal to the amount of base salary and bonus he received for the previous twelve (12)-month period measured from the Termination Date and divided by 26 pay periods for an additional twelve (12) months following the Termination Date, with the payments to be made in accordance with the Company’s standard payroll practices, and on the Company’s normal paydays; (B) to accelerate vesting of fifty percent (50%) of the unvested Option Shares as of the Termination Date; and (C) to extend the exercise period of the Option Shares to eighteen (18) months following the termination of employment; provided, however, that such extension period does not otherwise permit the exercise of the Option Shares following the tenth anniversary of the original grant date of the Option. In addition, the Company will pay the cost of your medical insurance premiums for one (1) year, which will be provided to you in a lump sum within five (5) days of your Termination Date. The payments and the accelerated vesting of Option Shares set forth in this section shall be referred to collectively as the “Severance Benefits.” Executive’s right to the Severance Benefits is expressly conditioned on Executive’s execution of a customary general release of claims in favor of the Company, its affiliates and their respective directors, officers, employees, shareholders and partners, and his compliance with the surviving provisions of this Agreement and the Company’s Confidentiality Agreement.

(f) Notwithstanding Section 3(e) above, should the Executive be deemed a “Specified Employee” under Treasury Regulation §1.409A-1(i), and to the extent that the total payment described in Section 3(e)(A) above exceeds two times the maximum amount of compensation that can be taken into account for qualified plan purposes pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”)for the year in which the termination of Executive’s employment occurs, such excess amount of the payment will not begin sooner than the date that is six (6) months following the date of termination. In the event of a delay in payment as provided herein, the Company shall, on the first day of the seventh month following such termination, pay Executive in a lump sum all amounts that would have been paid if such six (6)-month delay had not occurred.

4. Executive Benefits. During the term of this Agreement, the Company will provide to Executive such fringe benefits and perquisites that the Company provides to other executives of the Company, including twenty seven (27) days of paid time off and participation in all Company health, dental and other employee benefit plans. In addition, the Company will reimburse Executive for reasonable out-of-pocket business expenses incurred and documented in accordance with the policies of the Company in effect from time to time. The Company agrees to reimburse Executive for the cost of Executive’s current life insurance policy in effect on the Effective Date, up to a maximum of $10,000 per year, which is the same policy that has been in effect since Executive joined the Company, as long as Executive provides copies of receipts showing full payment of such life insurance policy.

5. Restrictive Covenants.

(a) Consideration For Promise To Refrain From Competing. Executive agrees that his services to the Company are special and unique; that the Company’s disclosure of confidential and proprietary information, trade secrets, and specialized training and knowledge to Executive and Executive’s level of compensation, Severance Benefits and other benefits are in consideration of and conditioned upon Executive’s covenant not to compete with Company following his termination as provided for in this Section 5. Executive further acknowledges and agrees that the benefits received by Executive pursuant to this Agreement constitute adequate consideration for Executive’s agreement to this Section 5. Executive acknowledges that this consideration is adequate for Executive’s promises contained within this Section 5 and gives rise to the Company’s interest in ensuring that he refrains from post-termination competition as provided for herein.

(b) Covenant Not to Compete. The “Noncompetition Period” began on the Original Date and will end twelve (12) months after the date on which Executive’s employment with the Company terminates for any reason (the “Termination Date”). During the Noncompetition Period, Executive will not, directly or indirectly, on Executive’s own behalf or as an officer, director, employee, consultant or other agent of, or as a stockholder, partner or other investor in, any person or entity (other than the Company or its affiliates):

(i) Engage in (i) the development, design, manufacture or sale of memory module stacking technology, (ii) the development, design, manufacture or sale of DIMM manufacturing technology, or (iii) any other business of the Company (the “Competing Business”), in each case for any competing business within any geographic area in which the Company or its subsidiaries conducts any business (including the United States) (the “Territory”). Executive shall not be precluded from working for any company so long as he does not engage in the specific prohibited activities described herein this section.

(ii) Directly or indirectly influence or attempt to influence any customer, potential customer, supplier or accounts of the Company or its subsidiaries located within the Territory to purchase, sell or lease goods or services relating to a Competing Business other than from or to the Company; or

(iii) Solicit, encourage, or take any other action which is intended, directly or indirectly, to induce any other employee of the Company to terminate such employee’s employment with the Company, or interfere in any manner with the contractual or employment relationship between the Company and any other employee of the Company, or hire or attempt to hire any former employee of the Company whose termination from employment has been effective for ninety (90) days or less.

Provided, however, that the foregoing restrictions will not apply to any investment in publicly traded securities constituting not more than 5% of the outstanding securities in any class of such securities. For purposes of this Agreement, the term “affiliate” means with respect to any person or entity any other person or entity controlling, controlled by or under common control with such person or entity. For purposes of this Section 5, the definition of “Business” will be the business of the Company as of the date of Executive’s termination and the business of the Company actually proposed to be entered into as evidenced by written and adopted business plans of the Company.

6. Directors’ and Officers’ Insurance. Company shall maintain a minimum of Ten Million Dollars ($10,000,000) of Directors’ and Officers’ (“D&O”) Insurance while Executive is employed. The D&O policy shall be a third-party product. The Company’s failure to maintain uninterrupted D&O insurance coverage shall be deemed a material breach of this Agreement, which shall entitle Executive to the Severance Benefits, as defined and described above in Section 3(d).

7. Enforcement

(a) Executive represents to the Company that Executive is willing and able to engage in businesses other than a Competing Business within the Territory and that enforcement of the restrictions set forth in Section 5 would not be unduly burdensome to Executive. The Company and Executive acknowledge and agree that the restrictions set forth in Section 5 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company, and Executive agrees that the Company is justified in believing the foregoing.

(b) If the provisions of Section 5 are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographical area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

(c) Executive acknowledges and agrees that the Company would be irreparably harmed by any violation of Executive’s obligations under Section 5 hereof and that, in addition to all other rights or remedies available at law or in equity, the Company will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation. If Executive violates Section 5, the period of time during which the provisions thereof are applicable will automatically be extended for a period of time equal to the time that Executive began such violation until such violation permanently ceases.

8. Confidentiality and Proprietary Rights. Executive has read, signed and agrees to abide by a Confidentiality Agreement, which is incorporated herein by reference.

9. Mediation. In the event that any disputes arise between the Parties with respect to this Agreement, the Parties acknowledge and agree that prior to initiating any litigation regarding such dispute, they shall submit their dispute to a mutually agreeable mediator for purposes of conducting non-binding mediation in an effort to resolve the dispute without the necessity of litigation.

10. No Obligation to Third Party. Executive represents and warrants that Executive is not under any obligation to any person or other third party and does not have any other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit, or impair Executive’s performance of any of the covenants hereunder or Executive’s duties as an employee of the Company.

11. Entire Agreement. This Agreement, along with the agreements and documents that make up the 2003 Stock Option Plan and the Company’s Employee Innovations and Proprietary Rights Assignment Agreement (which are incorporated herein by reference), embodies the complete agreement of the parties with respect to the subject matter hereof and supersedes any prior written, or prior or contemporaneous oral, understandings or agreements between the parties that relate in any way to the subject matter hereof. This Agreement may be amended only in writing executed by the Company and Executive.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives and successors of the Company and Executive.

13. Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally, by telecopy or by overnight courier service or three days after being sent by mail, postage prepaid, to (a) if to the Company, to the Company’s principal place of business, or (b) if to Executive, to Executive’s residence or to Executive’s latest address then contained in the Company’s records (or to such changed address as such person may subsequently give notice of in accordance herewith).

14. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH SUBSTANTIVE LAWS OF TEXAS, WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW, RULE OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

15. Counterparts. This Agreement may be executed in counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Agreement as of the date first above written.

ENTORIAN TECHNOLOGIES INC.

By:	/s/ Stephanie Lucie
Name:	Stephanie Lucie
Title:	Senior Vice President, General Counsel and Secretary

EXECUTIVE

/s/ Wayne R. Lieberman
WAYNE R. LIEBERMAN